                                                                   EXHIBIT 2.1

                           STOCK PURCHASE AND LOAN AGREEMENT
                           ---------------------------------

     This Agreement is made the 1st of August, 1997, between Joseph and Susan Angard ("Angards" & "Seller"), Miller, Johnson & Kuehn, Inc. ("Miller Johnson" & "Buyer"), and Global One Distribution & Merchandising Inc. ("Global One" & "Borrower").

     WHEREAS Angard wishes to sell certain shares of stock in Global One, to return certain shares of Global One to Global One, and to discontinue active participation in the affairs of Global One; and

     WHEREAS Global One is in need of short-term financing; and

     WHEREAS Miller Johnson wishes to act as agent to facilitate sales and purchases of stock in Global One;

     NOW, THEREFORE, it is hereby agreed:

1.   PURCHASE OF STOCK.   Miller Johnson will act as selling agent to sell,
     on a best efforts basis, two million shares of common no par value stock in Global One ("Stock") held by Angard at a purchase price of fifty cents ($.50) per share pursuant to an Agency Agreement between the
     parties.   The transfer of such shares shall be made on the Date of
     Closing. On the Date of Closing, Miller Johnson shall pay Angard One Hundred Thousand Dollars ($100,000.00) in cash. The remaining Nine Hundred Thousand Dollars ($900,000.00) shall paid to Angard by advancing it to Global One or Global One's subsidiary, OSP Publishing ("OSP") pursuant to the terms of Section 10, in satisfaction of Angard's
     obligation to loan moneys under Section 8.   Until advanced to Global
     One or OSP under Section 10 (and therefor deemed paid by Miller Johnson to Angard), such amounts shall be secured by the Stock.

2.   RESIGNATION.   Joseph Angard shall resign from Global One's Board of
     Directors and his position as an officer and employee of Global One, simultaneously with execution hereof.

3.   TERMINATION OF EMPLOYMENT AGREEMENT.   Joseph Angard's Employment
     Agreement dated August 28, 1996 is terminated.   Global One shall pay
     Joseph Angard all salary accrued through the Closing Date under Employment Agreement and all expenses previously incurred by Joseph
     Angard on behalf of Global One on the Closing Date.   Global One shall
     pay Joseph Angard six weeks accrued vacation pay six months after the
     date of Closing.    Global One shall also fully cooperate with Angard
     regarding his 401(K) investment plan.


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

4.   ANGARD RELEASE.   Effective as of the Date of Closing, Angard hereby
     releases, acquits and forever discharges Global One and Miller Johnson, their affiliates, directors, officers, shareholders, employees, and agents from any and all claims, liabilities, demands actions or causes of actions of any kind, nature or description whatsoever whether arising at law or in equity, or upon contract or tort, or under any state or federal law or otherwise, which Angard may have had, may now have or made claim to have, or may in the future have or claim to have, howsoever arising or acquired, against the Global One and Miller Johnson or their affiliates for or by reason of any act, omission, matter cause or thing whatsoever arising from the beginning of time to and including the date hereof, whether such claims, liabilities, demands, actions, or causes of action are matured or unmatured, known or unknown, existing or not existing, asserted or unasserted, presently haled or acquired in the future, liquidated or unliquidated, or absolute or contingent.

     In connection with the foregoing release, Angard hereby waives all rights and benefits which may be afforded to them by or under California Civil Code Section 1542, and further acknowledges that if Angard hereafter discovers any facts different from or in addition to those which Angard now knows or believes to be true with respect to any of the claimed or other matters so released, then Angard's foregoing release nonetheless shall be and remain effective in all respects. Angard acknowledges that Section 1542 of the California Civil Code provides as follows"

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor."

     Angard represent and warrant that they have not assigned, transferred or hypothecated or set over to any person or entity any interest in any of the claims that are the subject if this release.

5.   GLOBAL ONE AND MILLER JOHNSON RELEASE.   Effective as of the Date of
     Closing Global One and Miller Johnson release, acquit and forever discharge Angard from any and all claims, liabilities, demands, actions or causes of actions of any kind, nature or description whatsoever, whether arising at law or in equity, or upon contract or tort, or under any state or federal law or otherwise, which the Global One or Miller Johnson, or their affiliates, and to the fullest extent permitted by law, their respective officers, directors and shareholders, may have had, may now have or made claim to have, or may in the future have or claim to have, howsoever arising or acquired, against Angard for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date hereof, whether such claims, liabilities, demands, actions or causes of action are matured or unmatured, known or unknown, existing or not existing, asserted or unasserted, presently held or acquired in the future, liquidated or unliquidated, or absolute or contingent.


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

     In connection with the foregoing release Global One and Miller Johnson hereby waive all rights and benefits which may be afforded them by or under California Civil Code Section 1542, and further acknowledges that if Global One and/or Miller Johnson hereafter discovers any facts different from or in addition to those which Global One and/or Miller Johnson now know or believe to be true with respect to any of the claims or other matters so released, then Global One and Miller Johnson's foregoing release nonetheless shall be and remain effective in all respects. Global One and Miller Johnson acknowledges that Section 1542 of the California Civil Code provide as follows:

          "A general release does not extend to claims which the creditor does not know suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     Global One and Miller Johnson represent and warrant that they have not assigned, transferred or hypothecated or set over to any person or entity any interest in any of the claims that are subject if this release.

6. INDEMNIFICATION. Global One hereby agrees to save, defend, indemnify and hold harmless Angard against any and all claims, liabilities, demands, losses, damages, actions and causes of action, including expenses, costs and reasonable attorneys fees which Angard at any time may sustain or incur in connection with carrying out his duties as an officer, director, shareholder, employee, or consultant of Global One or its affiliates, whether arising before or after the date of this Agreement, and including without limitation against any debts or obligations of Global One and that certain obligation of OSP to Innotrend, Inc. that Angard has personally guaranteed. Angard will not discuss this indemnification agreement to any creditor of Global One or its affiliates.

7. RETIREMENT OF STOCK. Angard shall return to Global One 920,000 shares of Stock to Global One, which stock shall be retired on the Date of Closing.

8. LOAN AND ESCROW. Angard shall lend Nine Hundred Thousand Dollars ($900,000.00) to Global One or OSP at an interest rate of two percent (2%) above the prime rate established by Bank of America per annum.

9. SECURITY INTEREST. Angard shall be granted a first priority security interest in certain identified accounts receivable of the borrower ("Collateral"), which Collateral shall have a total face value of $1,125,000, as such Collateral is created. Global One and OSP shall provide such documentation of said security interest as shall be required by Angard.

10.  PAYMENT TO GLOBAL ONE.   Global One and OSP shall receive from Miller
     Johnson, on behalf of Angard, eighty percent (80%) of the face amount of the Collateral of Global One and/or OSP, as such Collateral is identified and pledged to Angard as required by


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

     Section 9. Such advances shall be deemed to be payments by Miller Johnson to Angard to the provider of the Collateral under Section 8.

11.  REPAYMENT.   Repayment to Angard of its loan to Global One shall be made from the proceeds of the Collateral as that are collected by Global One. Repayment in full shall be made within 120 days of the date of this
     Agreement.   All accounts receivable which are Collateral for the loan
     shall be received by Global One in trust for Angard and turned over to Angard promptly.

12.  CONSULTING AGREEMENT.   Joseph Angard, or an entity controlled by Joseph
     Angard, shall provided consulting services to Global One with respect to the licensing of Global One's products, meeting with Global One licensees as necessary, devoting a reasonable amount of time, up to 40 hours per month, for a period of three months from the date of this Agreement.

13. For the services described in A above, Joseph Angard shall receive payment of:

          A. Ten Thousand Dollars ($10,000.00) per month for three months following the date of this Agreement;

          B. Five Thousand Dollars ($5,000.00) per month for thirty-six (36) months commencing the fourth (4th) month following the date of this agreement;

          C. Reimbursement of Joseph Angard's reasonable expenses as defined as deductible by the IRS code and within company policy incurred in the performance of his consulting duties under this Agreement, to be approved in advance by Global;

          D. Angard shall receive health insurance coverage from Global One for a period of from the date of this Agreement until thirty-nine months following the date of this Agreement.

14.  CONFIDENTIALITY.   Angard recognizes that their positions with the
     Global One and/or its affiliates are ones of the highest trust and confidence by reason of Angard's access to and contact with trade secrets and confidential and proprietary information of the Company. Angard agrees to use his best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company, including, but not limited to, any information concerning the company's business, finances, investments, performance, productions, works in progress or professional relationships, and further agrees that they will not, during the duration of this Agreement or thereafter, disclosure, disseminate or distribute, any such trade secrets or confidential and proprietary information of the Global One and/or its affiliates, directly or indirectly, either for Angard's own benefit or the benefit of another, except as is required in the


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

     course of Joseph Angard's consultations on behalf of Global One.   The
     foregoing shall not apply to information which becomes public other than
     as a result of a prohibited act of Angard.   All confidential information
     relating to the business of the Company, whether prepared by Angard or otherwise coming into their possession, shall remain the exclusive property of Global One and shall not, except in the furtherance of the business of the Company, be removed from the premises of the Global One and/or its affiliates under any circumstances without the prior written consent to of Global One. The obligations of Angard pursuant to this paragraph shall survive a termination of the Angard's employment and Consulting Agreement and this Agreement.

15. OWNERSHIP AND AUTHORITY OF WORK. Joseph Angard acknowledges and agrees that Global One and/or its affiliates are and shall be the owner and author throughout the universe of all right, title, and interest in and to any and all creative work or materials upon which the Angard perform services through the date of the termination of Joseph Angard's employment agreement, hereunder (a "Work"), as the author of a work made for hire and otherwise as the context hereof demands. All elements of each Work prepared by Joseph Angard prior to the date of Joseph Angard's termination of employment with Global One will at all times belong solely and exclusively to Global One and/or its affiliates for use in any manner or media now known or hereafter devised, throughout the universe in perpetuity. Each Work shall include, but may not be limited to, any and all materials, ideas, or other artistic, creative and literary property created or developed by the Joseph Angard pursuant to his services (whether alone or in conjunction with any other person), or which the Angard may have disclosed to Global One during the term of employment or consultation with Global One and/or its affiliates.
     Global One shall have the exclusive right to copyright same in the name of the Global One as an author of a Work made for hire and to exercise throughout the universe all rights of the copyright proprietor thereunder. To the extent that any Work is deemed not a work made for hire, Joseph Angard hereby assigns to the Global One and all rights in such Work, including but not limited to all copyrights therein and thereto and all renewals and extensions throughout this universe and you grant to the Global One a power of attorney, irrevocable and coupled with an interest to apply for and obtain in your name all such copyrights, renewals and extensions thereof. Global One may use and authorize others to use Joseph Angard's likeness, and biographical materials on a nonexclusive basis for program publicity, institutional promotional purposes and any other exploitation of a Work through any media now known or hereafter devised. For purposes of this Agreement, each Work shall be deemed to be a work for hire pursuant to 17 U.S.C.
     Section 101(2), and all authorship and ownership rights to each Work shall belong to Global One pursuant to 17 U.S.C. Section 201(b).

16. COVENANT NOT TO COMPLETE. Joseph Angard agrees that, for a period of one year, they shall not compete, either as a manufacturer, distributor, sales agent, or in any other capacity, alone or with any entity, in competition with the posters or matted prints of the type sold by Global One and its affiliates. The geographical area subject to this provision


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

     shall be the United States of America, which is the current marketing area served by Global One and/or its affiliates.

17. STOCK OPTIONS. Joseph Angard shall retain his stock options, which shall be fully vested and exercisable for a period of 5 years from and after the termination of Angard's employment agreement.

18. OPTION TO BUY STOCK. Global One shall have an option to require Angard to sell up to Nine Hundred Seventy Thousand (970,000) shares of Stock at a purchase price of One Dollar ($1.00) per share on or before, at any time, each July 31 of the ten years following the date of this agreement and shall forfeit such option for Ninety Seven Thousand (97,000) shares each year that Global One does not exercise the option. The number of shares subject to the option shall be adjusted downward proportionately in the event of any reverse stock split of Global One's shares. The option shall terminate in its entirety in the event that Global One shall fail to timely perform its obligations under Sections 1 and/or 11, and does not do so within six months after written notice of such failure from Angard.

19. CLOSING. The closing of this Agreement will be subject to the receipt of all regulatory approvals, if any, and consents of Foothill Capital and SAFCOR. Despite the foregoing, the Closing shall occur no later than August 15, 1997, at the offices of Global One. If the closing does not occur by such date because of the failure of Miller Johnson to perform under this Agreement, Angard may revoke this Agreement.

20. PARAGRAPH HEADINGS. Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21. COUNTERPART EXECUTION. This Agreement may be executed in one or more counterparts, each of which shall constitute but one and the same instrument.

22. SEVERABILITY. Should any porion of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless remain effective.

23. INFORMATION TO SHAREHOLDERS. Miller Johnson agrees to inform all shareholders of Global One with whom Miller Johnson has a relationship or solicited for investment that this Agreement is intended to satisfy all claims that Global One or its shareholders may have against Angard and that Miller Johnson believe this settlement is a fair settlement of such claims.

24. PRIOR UNDERSTANDING. This Agreement contains the entire agreement between the to this agreement with respect to the subject matter hereof, is intended as a final expression of such parties' agreement with respect to such terms as are included in the Agreement, are


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

     intended as a complete and exclusive statement of the terms of such Agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

25. ATTORNEYS AND ACCOUNTANT FEES. Miller Johnson and Global One shall pay the reasonable attorneys fees and accounting fees and related costs incurred by Angard in connection with the negotiation, execution and performance of this Agreement up to the amount of $5,000.

26. FILES, FURNITURE AND ARTWORK. Angard shall have the right to retain all furniture, equipment, files, art and other items in his office that are his personal property as of the date of this Agreement, along with all other items set forth in Exhibit A attached hereto.

Executed to be effective on August 1, 1997.


GLOBAL ONE DISTRIBUTION & MERCHANDISING INC.


By:  /s/ GEORGE VRABECK                             Date:  August 1, 1997
     -----------------------------------                  --------------------
     George Vrabeck
     Its President


MILLER, JOHNSON & KUEHN, INC.


By:  /s/ DAVID B. JOHNSON                           Date:  August 1, 1997
     -----------------------------------                  --------------------
     Its: Executive Vice President


SUSAN ANGARD


/s/ SUSAN ANGARD
-----------------------------------
Individually

JOSEPH ANGARD


/s/ JOSEPH ANGARD
-----------------------------------
Individually

                                   EXHIBIT A

                   JOSEPH ANGARD - PERSONAL ASSETS TO RETAIN


1.   In Joe's Office

     1- leather couch
     4- matching leather chairs
     1- metal credenza
     1- side table
     1- metal executive desk
     1- cactus and metal pot
     1- leafy green plant
     1- framed Timothy Leary wall art
     2- "angst" and "easy" wall art pieces
     1- framed Knitting Cat wall art
     1- tuba
     1- Dragma and Hipesoj "Joseph Angard" framed wall art
     1- framed Kim "Baseball player" wall art
     1- framed Kim "Dancing pair" wall art
     1- antique credenza
     1- assorted personal photos and frames
     1- vinyl Mickey Mouse executive chair
     1- stereo system and speakers
     2- iron and wood stools
     1- executive Meridian phone
     1- polycon speaker phone system
     1- wood space ships wall art/saturn and dartboards

2.   Mirapolsky- "Ideas Is Money" Wall Art (in executive hall)
3.   Steel swedish gym on wall (in executive Hall)
4.   2- framed "Howdy doody" pieces of wall art (in executive hall)
5.   1- Indigo Edge black and white "Man In Top Hat"
6.   1- "James Brown Singing In Microphone" wall art
7.   Mirapolsky - "Fear No Art" yellow and red
8.   In Ricardo's office:

     4 pieces of framed wall art including
     2- "Galloping Stallions"
     1- "Outdoor Corridor"
     1- "Outdoor of Home/Blue Shudders"


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

9.   In Production Department:  "Fear No Art" Mirapolsky - Blue and Pink and
                                "Tamara De Lempicha "Woman Driving Car"

10.  In Chuck McGuys Office:    "Fear No Art" in Salmon, Purple and Neon Green
11.  Hawaiian white framed art - Jennifer Marx
12.  French Bread Rack:  4 tier (In Chuck McGuys office)
                         4 glass shelves
13.  1- lateral file beige (in Speedway office)
14.  1- 4 drawer grey file cabinet
15.  1- white chair in lobby
16.  1- hanging mobile in lobby with Blue x's
17.  1- DC Comics John Dismukes Batman art in Production Dept.
18.  1- arm desk chair
19.  1- Pine Book case in Casey's Office
20. 1- Apple Macintosh Computer and Monitor, mouse and Modem and CD Rom (in art department)
21.  1- Laser Printer, macintosh compatible (in art department)
22.  1-scanner
23.  Currently Stationed in Lou Modica's old office - art department

     2- vertical black shelves with 6 levels
     1- black credenza and workstation computer desk and wing
     1- executive office chair

24.  Art Department

     1- Macintosh Computer Power mac with at least 32 meg RAM, 1 gigabyte hard drive
     1- 17" monitor with additional VRAM to support thousands of colors -
        compatible for macintosh
     1- 28.8 speed modem
     1- zip drive
     1- CD drive
     1- syquest drive
     1- mac keyboard and mouse
     1- software package - adobe photoshop 4.0
     1- software package - adobe illustrator 6.0
     1- software package Quark Express
     1- software package Adobe Streamline
     1- Hewlet Packard laser printer
     1- scanner
     1- font CD
     1- norton utilities software package, suitcase 2.1.4


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